LOAN AGREEMENT


     This Loan Agreement (the "1998 Loan Agreement") is dated as of September 30, 1998, by and between NevStar Gaming & Entertainment Corporation, a Nevada corporation formerly known as Mesquite Gaming Corp. (the "Borrower"), and Richard Roy Kelley, an individual ("Lender"), and Dr. Richard Tam ("Dr. Tam") with reference to the following facts:

                         R E C I T A L S

     A. On or about April 18, 1996, Borrower executed an Amended and Restated Convertible Loan Agreement in favor of Lender providing for the loan of monies to the Borrower. Said Amended and Restated Convertible Loan Agreement, as amended, is hereinafter referred to as the "Loan Agreement."

     B.   Dr. Tam participated in the Loan Agreement with Lender.

     C. On March 31, 1998, Lender and Dr. Tam (hereinafter, collectively, the "Lenders") executed a Financing Commitment agreeing, subject to the terms and conditions therein, to lend the Borrower up to One Million Dollars ($1,000,000). Said Financing Commitment is hereinafter referred to as the "March Commitment."

     D. On or about June 4, 1998, the Lenders executed an Additional Financing Commitment under which, subject to the terms and conditions set forth therein, the Lenders and Dr. Tam agreed to lend up to an additional One Million Dollars ($1,000,000) to the Borrower. Such Additional Financing Commitment is hereinafter referred to as the "June Commitment."

     E.   The March Commitment and the June Commitment provided that
Lender's obligations were conditioned upon the preparation, execution and perfection of legal documents reasonably satisfactory to the parties and their counsel, which documents were to contain customary representations, warranties and conditions acceptable to the Lender.

     F. The June Commitment provided that the One Million Dollar ($1,000,000) commitment amount would be reduced by the net sum received by Borrower from the sale of shares of common stock pursuant to that certain Placement Agent Agreement entered into between Borrower and Schneider Securities, Inc. dated May 29, 1998. The net sum so received by Borrower was Five Hundred Ninety-Six Thousand Dollars Four Hundred Fifty Dollars ($596,450), leaving a balance of Four Hundred Three Thousand Five Hundred Fifty Dollars ($403,550) (the "June Commitment Balance").

     G. Borrower and Lenders desire to cancel any obligation of Lenders to advance the June Commitment Balance to Borrower, and to defer the payment by Borrower of Two Hundred Fifteen Thousand Dollars ($215,000) in interest owed pursuant to the existing Loan Agreement until the date that the Note attached hereto is due (the "Deferred Interest Amount"), which Deferred Interest Amount shall bear like interest as advances pursuant to this Loan Agreement.

     H. Lenders have incurred outstanding legal fees and costs in connection with the loan evidenced by the Loan Agreement in the amount of $20,277.33 through July 31, 1998 (the "Deferred Legal Fee Amount"). Borrower and Lenders desire to confirm the obligation to pay with interest and to defer the payment by Borrower of the Deferred Legal Fee Amount until the date that the Note attached hereto is due.

     I. Lenders have received a request from the Borrower to advance the sum of Four Hundred Thousand Dollars ($400,000) under the March Commitment for working capital purposes (the "Initial Advance").

     J. The purpose of this 1998 Loan Agreement is to document the terms and conditions of the Initial Advance and said loans and provide for the implementation of the March Commitment and June Commitment, and shall supersede the March Commitment and June Commitment in their entirety.

     K. The capitalized terms not otherwise defined herein shall have the terms as defined in the Loan Agreement.

     IN WITNESS WHEREOF, the parties agree as follows:

     1. Agreement to Loan. Lenders (severally and not jointly each as to one-half) agree to lend to the Borrower up to a principal sum of One Million Dollars ($1,000,000) (the "Principal Sum") on the terms and conditions set forth herein (hereafter referred to as the "Loan") and subject to the payment terms set forth in the Promissory Note attached hereto as Exhibit "A." The Initial Advance pursuant to this 1998 Loan Agreement shall be net of an origination fee of Ten Thousand Dollars ($10,000) and the legal fees set forth in Section 7 below.

     2. Security. The Loan shall be secured by a deed of trust encumbering the Borrower's hotel/casino property in Mesquite, Nevada in the form attached hereto as Exhibit "B" (the "Deed of Trust"). Borrower and Lender understand, acknowledge and agree that the Deed of Trust shall initially encumber those portions of Borrower's hotel/casino property located in Mesquite, Nevada commonly known as the Rite-Aid pad and the A&W pad (the "Outparcels"), the legal descriptions of which are attached hereto as Exhibit "C." Each of the Outparcels is presently the subject of a separate escrow at Fidelity National Title Agency of Nevada in Las Vegas, Nevada, to be sold to two different third parties (the "Outparcel Escrows"). Lenders agree to promptly deposit in the Outparcel Escrows partial reconveyances of the Outparcels from the lien of the above-referenced Deed of Trust with irrevocable instructions to record same upon the close of escrow for the sale of each Outparcel. In the event that (i) the sales of the Outparcels are not completed pursuant to the Outparcel Escrows, or (ii) the Outparcels are not sold to other third parties within ninety (90) days of the date of this Agreement, Lenders shall have no obligation to give partial releases from the Deed of Trust for the Outparcels without the Lenders' further written consent. The Lenders agree that the advances pursuant to this 1998 Loan Agreement shall be subject to the existing Intercreditor Agreement to which the Lenders are a party with each other.

     3. Advances by Lenders. Lenders will advance to the Borrower for current and future working capital purposes an amount as needed up to an aggregate cumulative amount equal to the Principal Sum on twenty (20) days' prior written notice of the Borrower to Lenders in the amounts and at the times provided herein but no sooner than the date hereof and no later than March 26, 1999. The Lender's obligation to make any advances shall be subject to the conditions precedent set forth below in Section 4. After the Initial Advance, in light of the fact that NevStar has already made a request for an additional advance, Two Hundred Thousand Dollars ($200,000) may be scheduled for disbursement on or after August 31, 1998 upon ten (10) days' prior written notice, and an additional Four Hundred Thousand Dollars ($400,000) may be scheduled for disbursement on or after September 30, 1998 upon twenty (20) days' prior written notice.

     4. Conditions to Advance. The obligation of the Lenders to make any advance hereunder shall be subject to the following express conditions precedent:

          a. The Borrower shall possess all gaming and other licenses required to fully operate the Mesquite Star Hotel and Casino, and no proceedings or investigations with respect to the continued maintenance of such licenses shall be pending or threatened.

          b. There shall have been recorded in the official real estate records of Clark County, Nevada, the Deed of Trust and the Lender shall have received an ALTA policy of title insurance insuring such in form and substance reasonably acceptable to Lender.

          c. There shall be no uncured default pursuant to the terms of the Loan Agreement or the 1998 Loan Agreement.

          d.   With respect to every advance other than the Initial
Advance, the Borrower shall demonstrate to the Lender's satisfaction that the assets of the Borrower exceed the liabilities of the Borrower. Assets and liabilities shall be determined in accordance with the Generally Accepted Accounting Principles consistently applied.

          e. With respect to all advances except for the Initial Advance hereunder, all mechanic's liens shall be removed from the real property and Lender shall have received an endorsement to its title insurance policy insuring the Deed of Trust, assuring it that all mechanic's liens have been removed.

     5.   Default.  An Event of Default shall exist hereunder if (i) there is a failure to pay any principal, interest or other amount within five (5) days when due under the terms hereof; (ii) there shall be a failure to perform or observe any obligation under this 1998 Loan Agreement or the exhibits hereto, (iii) if there exists a default or event of default under the Note or Deed of Trust, or (iv) there is an uncured Event of Default under the Loan
Agreement.   In the event a default shall have occurred which would constitute an Event of Default under the terms of section (ii) or (iii) above, which cannot be cured by the payment of money, an Event of Default shall not be deemed to have occurred in the event such matter is cured to the reasonable satisfaction of Lender within fifteen (15) days after Lender gives notice thereof. In the event such matter cannot be cured within such fifteen (15) day period and it does not materially affect the security granted to Lender under the Deed of Trust, then an Event of Default shall not be deemed to have occurred in the event that after such notice from Lender, Borrower promptly commences and diligently pursues the cure of the default and completes the cure of such default to the reasonable satisfaction of Lender within one hundred twenty (120) days.

     6. Warrants. In connection with this 1998 Loan Agreement and the Initial Advance, Lenders shall receive 32,250 warrants to purchase shares of the Borrower's common stock at a purchase price of $2.50 per share, and 60,000 warrants to purchase shares of the Borrower's common stock at a purchase price of $2.00 per share. For each additional One Hundred Thousand Dollar ($100,000) Principal Amount advanced pursuant to this 1998 Loan Agreement, the Lenders shall receive 15,000 warrants (or pro rata portion thereof based upon a partial draw of less than One Hundred Thousand Dollars ($100,000) rounded to the nearest whole warrant) to purchase shares of the Borrower's common stock at a purchase price of $2.00 per share. All warrants shall be in the form attached hereto. The parties shall use best efforts to structure the additional warrants in a manner to minimize taxation to the Lenders. All shares of common stock of the Borrower issued upon exercise of the warrant shall be subject to the terms and conditions of any existing lock-up agreements which have been executed by the party receiving the shares and shall constitute "Registerable Securities" as defined in Article X of the Stock Purchase Agreement dated as of May 9, 1997 by and between the Company, PMJ Enterprises, Inc., Patrick J. Shannon and the Lenders (the "Stock Purchase Agreement"). The Lenders and the Borrower acknowledge and agree that the registration of these shares of common stock shall be governed by Article X of the Stock Purchase Agreement.

     7. Lender's Attorneys' Fees. The Borrower agrees to pay and the Lender is authorized to disburse from such loan, monies to pay fees and costs incurred by Lender's counsel in preparation of negotiation of this 1998 Loan Agreement and other matters in connection therewith subject to a cap of Seven Thousand Five Hundred Dollars ($7,500).

     8. Entire Agreement. This 1998 Loan Agreement and exhibits hereto constitute the entire agreement between the parties with respect to the advance of the funds specified herein and supersedes all prior oral or written agreements, understandings, representations, warranties and courses of conduct and dealing between the parties on the subject matter thereof and expressly supersedes the March Commitment and the June Commitment.

     9. General Provisions. Article 13 of the Loan Agreement, which contains the General Provisions, is hereby incorporated herein by this reference as though it was set forth in full herein.

     10. Enforcement. In the event that the Lender is required to take any action to enforce the terms and provision of this 1998 Loan Agreement or the exhibits hereto or other obligations of the Borrower in connection herewith, the Borrower agrees to pay all costs and expenses incurred by Lender in doing so, including, but not limited to, reasonable attorneys' fees incurred by the Lender.

     11. Counterparts. This 1998 Loan Agreement may be executed in one or more counterparts, all of which when fully executed and delivered by all parties hereto and taken together shall constitute a single agreement, binding each of the parties. Unless prohibited by law or by any applicable governmental authority, any document shall be signed and transmitted by facsimile with the same validity as if it were an ink-signed document.

     12. North Las Vegas Option. As consideration for Borrower waiving One Hundred Thousand Dollars ($100,000) of the June Commitment amount, Dr. Tam agrees to cause "Seller" and "High Mesa" (as defined in that certain Option Agreement dated April 23, 1996 in which Borrower is the "Buyer") to enter into the Fourth Amendment to Option Agreement and Amendment to Note in the form attached hereto as Exhibit "D." Richard Roy Kelley shall have no obligations whatsoever in connection with this Section 12.

     13. Deferred Amounts. The Deferred Interest Amount and the Deferred Legal Fee Amount (the "Deferred Amounts") shall bear interest from the date hereof at the Base Rate as set forth in the Loan Agreement and Borrower hereby confirms that the obligation to pay the Deferred Amounts is an obligation under the Loan Agreement and secured by the security given to secure same.
The Deferred Interest Amount and all accrued interest thereon shall be all due and payable at the earlier of (i) the date the promissory note evidencing the principal amount upon which the Deferred Interest accrued is due, whether upon maturity or upon acceleration thereof; or (ii) the date the Note attached hereto is due, whether upon maturity or upon acceleration thereof.


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IN WITNESS WHEREOF, the parties have executed this agreement as of the date first set above.

"Borrower"   NEVSTAR GAMING & ENTERTAINMENT CORPORATION, a Nevada
                                   corporation


                              By:/s/ Michael J. Signorelli


                              By:

"Lenders"

                              /s/ Richard R. Kelley
                              RICHARD ROY KELLEY


                              /s/ Richard Tam
                              DR. RICHARD TAM

                      [Signature Page to Loan Agreement]

                                  EXHIBIT "A"

                            FORM OF PROMISSORY NOTE

                                  EXHIBIT "B"

                             FORM OF DEED OF TRUST